Exhibit 99.1

BioSpecifics Technologies Corp. Reports
Second Quarter 2009 Financial Results

LYNBROOK, NY – August 12, 2009 - BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products, today announced its financial results for the second quarter ended June 30, 2009.

“We were very pleased to report in April that the FDA accepted Auxilium’s BLA with Priority Review for XIAFLEX™ for the treatment of Dupuytren’s disease and we are looking forward to the Arthritis Advisory Committee review of XIAFLEX™ on September 16,” stated Thomas L. Wegman, President of BioSpecifics Technologies Corp. “Clinical trials have demonstrated the potential of XIAFLEX™ in a number of important therapeutic indications and we look forward to providing updates for this promising product.”

The Company reported a net loss of $0.1 million for the second quarter ended June 30, 2009, or $0.01 per basic and diluted common share, compared to a net loss of $0.8 million, or $0.14 per basic and diluted common share, for the same period in 2008.

Revenue for the second quarter ended June 30, 2009 was $1.2 million, compared to $0.4 million for the same period in 2008. The increase in revenue was due to a milestone payment received and recognized from Auxilium Pharmaceuticals, Inc. and earn-out royalties from the sales of topical collagenase under the earn out payment provision of the Asset Purchase Agreement after certain net sales levels were achieved by DFB Biotech, Inc. and its affiliates.

Research and development expenses for the second quarter ended June 30, 2009 and 2008 were approximately $0.1 million in each respective quarter. Research and development expenses include employee related expenses, costs of materials, lab expense, facility costs and overhead.

General and administrative expenses for the second quarter ended June 30, 2009 totaled $1.1 million, compared to $1.2 million for the same period in 2008. The decrease in general and administrative expenses was primarily due to employee stock-based compensation costs and lower legal fees partially offset by outside consulting services.

As of June 30, 2009, BioSpecifics held cash and cash equivalents of $9.3 million, compared to $10.7 million on March 31, 2009.

Second Quarter Corporate Highlights

  On April 28, 2009, the FDA accepted for Priority Review Auxilium's BLA for XIAFLEX™ for the treatment of Dupuytren's disease. The drug candidate will be reviewed by the Arthritis Advisory Committee, the advisory committee to the FDA's Division of Anesthesia, Analgesia and Rheumatology Products (DAARP), at a meeting scheduled to take place on September 16, 2009 at the Holiday Inn in Gaithersburg, MD. If XIAFLEX™ is approved by the FDA, Auxilium plans to launch in the U.S. within 60 days.

  On June 29, 2009, BioSpecifics announced that it was added to the Russell 3000® and Russell 2000 Indexes. The Russell 3000 Index measures the performance of the largest 3000 U.S. companies representing approximately 98% of the investable U.S. equity market. The Russell 2000 Index measures the performance of the small-cap segment of the U.S. equity universe. The Russell 2000 Index is a subset of the Russell 3000 Index representing approximately 8% of the total market capitalization of that index. It includes approximately 2,000 of the smallest securities based on a combination of their market cap and current index membership.

Webcast and Conference Call

The Company will host a conference call today at 4:30 p.m. ET to discuss its second quarter 2009 results.

To participate in the conference call, please dial 800-860-2442 (domestic) or 412-858-4600 (international). The presentation will be available via a live webcast at: http://www.videonewswire.com/event.asp?id=61125.

A replay of the call will be available one hour after the conference ends on August 12, 2009 until 9:00 a.m. ET on August 20, 2009. To access the replay, please dial 877-344-7529 (domestic) or 412-317-0088 (international) and reference the access code 432828. The archived webcast will be available for 90 days in the Investor Relations section of the BioSpecifics’ website at http://www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for three clinical indications: Dupuytren's disease; Peyronie's disease; and frozen shoulder (adhesive capsulitis). Its strategic partner Auxilium Pharmaceuticals, Inc. has announced the acceptance of the Biologic License Application (BLA) and Priority Review by the U.S. Food and Drug Administration for injectable collagenase XIAFLEX™ in the treatment of Dupuytren's disease. Pfizer, Inc. is responsible for marketing XIAFLEX™ product in Europe.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding the company’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, its expected revenue growth, and any other statements containing the words "believes", "expects", "anticipates", "plans", "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause its actual results to differ materially from those indicated by such forward-looking statements, including the ability of its partner Auxilium to obtain regulatory approval of XIAFLEX™ in the United States for Dupuytren's disease and Peyronie's disease, the preparedness of Auxilium for the commercial launch of XIAFLEX™ for the treatment of Dupuytren’s disease and the ability of Pfizer to obtain regulatory approval of XIAFLEX™ in its territory for these same indications, which will determine the amount of milestone, royalty and sublicense income payments it may receive; the amount of earn out payments it may receive from DFB Biotech Inc. and its affiliates; whether Auxilium exercises its option under the companies’ license agreement for additional indications; the potential benefits of its existing license and development agreements; its estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the Company’s Form 10-K for the year ended December 31, 2008 and the Form 10-Q for the quarter ended March 31, 2009 and any subsequent reports filed with the SEC. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

[Tables Below]

BIOSPECIFICS TECHNOLOGIES CORP.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Net sales	$9,914	$4,046	$17,105	$16,799
Royalties	375,400	2,028	375,400	2,028
Licensing fees	766,281	266,282	1,032,562	532,563
Consulting fees	70,000	162,000	140,000	284,185
Total Revenues	1,221,595	434,356	1,565,067	835,575

Costs and expenses:
Research and development	124,192	94,432	240,063	188,703
General and administrative	1,140,485	1,173,316	2,307,456	1,973,772
Total Cost and Expenses	1,264,677	1,267,748	2,547,519	2,162,475

Operating loss	(43,082)	(833,392)	(982,452)	(1,326,900)

Other income (expense):
Interest income	1,688	27,528	4,545	57,803
Interest expense	(39)	-	(39)	(451)
Other, net	-	4,527	(9,463)	4,527
	1,649	32,055	(4,957)	61,879

Loss before benefit (expense) for income tax	(41,433)	(801,337)	(987,409)	(1,265,021)
Income tax benefit (expense)	(46,376)	-	(46,376)	-

Net loss	$(87,809)	$(801,337)	$(1,033,785)	$(1,265,021)

Basic and diluted net loss per share	$(0.01)	$(0.14)	$(0.17)	$(0.22)

Shares used in computation of basic and diluted net loss per share	6,014,312	5,796,764	6,011,588	5,715,825

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	June 30,	December
	2009	31, 2008

Cash and cash equivalents	$9,324,499	$3,494,150
Short-term investments	499,379	900,000
Accounts receivable, net	874,673	6,952,781
Working capital	9,075,390	9,422,245
Total assets	12,287,243	12,831,361
Long-term liabilities	4,368,539	4,660,427
Total stockholders’ equity	6,160,280	6,178,539